Exhibit 99.2

Recent Developments

Recent and pending acquisitions

On March 10, 2020, we acquired Orbicule BV which operates under the name “Diploid.” Diploid develops an artificial intelligence software capable of diagnosing genetic disorders based on next-generation sequencing data and patient information. The addition of such software to our variant interpretation infrastructure is intended to extend its ability to quickly and efficiently turn large amounts of genetic data and phenotypic information into actionable reports for patients and clinicians. The consideration paid for Diploid consisted of (i) 2,800,623 shares of our common stock, with a portion of such stock consideration subject to a hold-back to satisfy any indemnification obligations, and (ii) approximately $32.0 million in cash.

Also on March 10, 2020, we entered into agreements to acquire YouScript Incorporated as well as Genetic Solutions, LLC which operates under the name “Genelex.” YouScript has a clinical decision support and analytics platform and Genelex is a pharmacogenetic testing company. The pending YouScript and Genelex transactions, which are subject to customary closing conditions and currently expected to close at the beginning of April 2020, are intended to add pharmacogenetic testing and integrated clinical decision support to the services we are able to offer. The consideration for YouScript would consist of approximately 2,315,500 shares of our common stock and $25.0 million in cash, with such stock consideration subject to adjustment based upon YouScript’s closing date balance sheet and a portion of such cash and stock consideration subject to a hold-back to satisfy any indemnification obligations. The consideration for Genelex would be (i) an upfront amount of approximately 917,000 shares of our common stock, with such amount subject to adjustment based upon the closing date balance sheet of Genelex and a portion of such consideration subject to a hold-back to satisfy any indemnification obligations, and (ii) payment of additional shares of our common stock if, within a specified period following a closing, Genelex achieves a certain product milestone, with the amount of such additional shares determined as a portion of the gross revenues we actually received for that product and similar products during an earn-out period of up to four years.

Preliminary estimated first quarter 2020 financial results and other data (unaudited)

Our estimated unaudited financial results and certain business metrics as of and for the three months ended March 31, 2020 presented below are preliminary and are subject to the close of the quarter, completion of our quarter-end closing procedures and further financial review. The preliminary financial and business information presented below has been prepared by and is the responsibility of our management and is based upon information available to us as of the date hereof. Our independent registered public accounting firm has not audited, reviewed, compiled or performed any procedures with respect to this preliminary financial information. Accordingly, our independent registered public accounting firm does not express an opinion or any other form of assurance with respect thereto. These estimates are not a comprehensive statement of our financial results for this period and should not be viewed as a substitute for interim financial statements prepared in accordance with generally accepted accounting principles. Our actual results may differ from these estimates as a result of the completion of our quarter-end closing procedures, review adjustments and other developments that may arise between now and the time our financial results for the period are finalized.

Preliminary estimated first quarter 2020 results are summarized below:

•	Revenue for the first quarter of 2020 is expected to be more than $63.0 million, an increase of over 55% compared to $40.6 million in the same period in 2019.

•	Accessions are expected to be more than 152,000, an increase of over 60% compared to approximately 94,000 in the same period in 2019.

•	Billable tests are expected to be more than 147,000, an increase of over 65% compared to approximately 87,000 in the same period in 2019.

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Cost of revenue is expected to be between $40.0 million and $44.0 million, compared with $21.3 million in the same period in 2019. Non-GAAP cost of revenue is expected to be between $37.0 million and $41.0 million. We have not included non-GAAP cost of revenue for the comparable period in 2019 because we have not previously reported that information.

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Operating expenses, which exclude cost of revenue, for the first quarter of 2020 are expected to be between $128.0 million and $133.0 million, compared to $55.5 million in the same period in 2019. This number includes stock-based compensation and acquisition costs which are difficult to predict prior to the quarter close.

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Non-GAAP operating expenses, which exclude cost of revenue, for the first quarter of 2020 are expected to be between $110.0 million and $115.0 million. This number excludes amortization of acquired intangible assets, acquisition-related stock-based compensation and post-combination expenses. We have not included non-GAAP operating expenses for the comparable period in 2019 because we have not previously reported that information.

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Cash, cash equivalents, restricted cash, and marketable securities is expected to total over $298.0 million as of March 31, 2020, as compared with $398.0 million at December 31, 2019. Our net decrease in cash, cash equivalents, restricted cash and marketable securities was less than $100.0 million. We are providing our change in cash, cash equivalents, restricted cash and marketable securities in the aggregate as the allocation between cash equivalents and marketable securities is not yet available.

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Non-GAAP cash burn is expected to be less than $100.0 million, or less than $68.0 million when excluding $32.0 million for cash paid in our acquisition of Diploid. Non-GAAP cash burn in the fourth quarter of 2019 was $75.5 million, or $50.0 million when excluding various acquisition-related expenses. Non-GAAP cash burn increased compared to the fourth quarter of 2019 due primarily to personnel costs (including one extra payroll, additional headcount mostly in R&D and sales and marketing and bonuses), and lower collections, due to typical seasonality of payments.

These estimates are preliminary and may change. In addition, these preliminary results for the three months ended March 31, 2020 are not necessarily indicative of the results to be achieved for the remainder of the fiscal year ending December 31, 2020 or in any future period, in particular due to the impact of the ongoing COVID-19 pandemic. There can be no assurance that these estimates will be realized, and estimates are subject to risks and uncertainties, many of which are not within our control. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2019.

Non-GAAP financial measures

In addition to the preliminary financial information presented in accordance with U.S. generally accepted accounting principles, or GAAP, we are providing certain preliminary non-GAAP financial measures. Management uses these financial measures in the management of our business and believes these non-GAAP financial measures are useful to investors in evaluating our ongoing operating results and trends. The preliminary non-GAAP financial measures have limitations as analytical tools, and you should not consider them in isolation or as substitute for the most directly comparable preliminary financial measures prepared in accordance with GAAP. There are a number of limitations related to the use of these non-GAAP financial measures versus their nearest GAAP equivalents. Other companies, including companies in our industry, may calculate non-GAAP financial measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of our preliminary non-GAAP financial measures as tools for comparison. Potential investors should not to rely on any single financial measure to evaluate our business. Reconciliations for historical periods are included in exhibits to our Current Reports on Form 8-K for the applicable periods, and a reconciliation of certain of our preliminary non-GAAP financial measures for the quarter ended March 31, 2020 to the most directly comparable preliminary GAAP financial measure appears below. However, certain of these measures and components of those measures cannot be reasonably projected or can only be projected at a summary level at this time. For example, some presented adjustments required for these reconciliations are estimates, and sufficient information is not available at this time to calculate certain adjustments required for such reconciliations, including stock-based compensation, amortization of intangible assets, income tax expense (benefit), and foreign currency (gains) losses, and, additionally, the accounting impact of our recent acquisition of Diploid is still in process. These components could significantly impact actual expenses incurred and net changes in cash, cash equivalents and restricted cash.

Reconciliation of preliminary estimated GAAP and Non-GAAP cost of revenue

(in millions)

(unaudited)

	Three months ending March 31, 2020
	Lower	Upper
GAAP cost of revenue	$40	$44
Amortization of acquired intangible assets	(3)	(3)

Non-GAAP cost of revenue	$37	$41

Reconciliation of preliminary estimated GAAP and Non-GAAP operating expenses

(in millions)

(unaudited)

	Three months ending March 31, 2020
	Lower	Upper
GAAP operating expenses	$128	$133
Amortization of acquired intangible assets	(1)	(1)
Acquisition-related stock-based compensation	(17)	(17)

Non-GAAP operating expenses	$110	$115

Business update

The first quarter of 2020 was our strongest fiscal quarter to date for business volumes, reflecting substantial growth in accessions and total revenue over the first quarter of 2019. However, our test volumes began decreasing significantly in the second half of March 2020 as a result of COVID-19 and related limitations and priorities across the healthcare system. While it is too early to predict the full impact COVID-19 will have on our business, we expect it to have a material impact on our financial results for at least the next quarter and potentially the full year. In response to the pandemic we have implemented measures to protect the health of all of our employees during this time with additional measures in place to better protect our on-site lab production and support teams. Our production facilities currently remain fully operational.

Many announced healthcare guidelines call for a shift of regular physician visits and healthcare delivery activities to remote/telehealth formats. This is particularly important for patients who, despite the fall-out from COVID-19, continue to be diagnosed with critical diseases, like cancer, and for women who are pregnant or are trying to conceive. We believe our investments in new access platforms and technologies will position us well to provide a range of testing to clinicians and patients using a “clinical care from afar” model. An example is our planned rollout in April 2020 of our Gia telehealth platform. Gia, developed by Clear Genetics which we acquired in 2019, expands access to remote interaction between patients and clinicians as well as direct ordering of genetic tests. Such access could help to counteract some of the adverse in-office impacts of COVID-19, allowing continuation of key testing categories in a safe environment.

Given the unknown duration and extent of COVID-19’s impact on our business, and the healthcare system in general, we are withdrawing our guidance for 2020 and adapting our spending and investment levels to evolving market conditions, including efforts to focus operating expense on increasing gross profit, putting additional hiring on hold, otherwise managing cash burn, and focusing commercial execution on workflows that support remote ordering, online support and telehealth. We plan to provide more information during our first quarter of 2020 earnings call based on the information available at that time.

Risks related to our business

We face risks related to health epidemics, including the recent COVID-19 pandemic, which could have a material adverse effect on our business and results of operations.

Our business has been and could continue to be adversely affected by a widespread outbreak of contagious disease, including the recent pandemic of respiratory illness caused by a novel coronavirus known as COVID-19. Global health concerns relating to the COVID-19 pandemic have been weighing on the macroeconomic environment, and the pandemic has significantly increased economic volatility and uncertainty.

The pandemic has resulted in government authorities implementing numerous measures to try to contain the virus, such as travel bans and restrictions, quarantines, shelter-in-place or stay-at-home orders, and business shutdowns. For example, our personnel located at our headquarters and other offices in California, elsewhere in the United States and in other countries, are currently subject to shelter-in-place or stay-at-home orders from state and local governments. These measures have adversely impacted and may further impact our employees and operations and the operations of our customers, suppliers and business partners, and may negatively impact spending patterns, payment cycles and insurance coverage levels. These measures have adversely affected and may continue to adversely affect demand for our tests. Many of our customers, including hospitals and clinics, have suspended non-emergency appointments and services, which has resulted in a significant decrease in our test volume. Travel bans, restrictions and border closures have also impacted our ability to ship test kits to and receive samples from our customers. In addition, certain aspects of our business, such as laboratory processes, cannot be conducted remotely. These measures by government authorities may remain in place for a significant period of time and they are likely to continue to adversely affect our test volume, sales activities and results of operations.

The spread of COVID-19 has caused us to modify our business practices (including employee travel, mandating that all non-essential personnel work from home, temporary closures of our offices, and cancellation of physical participation in sales activities, meetings, events and conferences), and we may take further actions as may be required by government authorities or that we determine are in the best interests of our employees, customers and business partners. Such actions could also impact our ability to fully integrate businesses we have acquired and those we may acquire in the future. There is no certainty that such actions will be sufficient to mitigate the risks posed by the virus or otherwise be satisfactory to government authorities. If significant portions of our workforce are unable to work effectively, including due to illness, quarantines, social distancing, government actions or other restrictions in connection with the COVID-19 pandemic, our operations will be impacted.

The extent to which the COVID-19 pandemic impacts our business, results of operations and financial condition will depend on future developments, which are highly uncertain and cannot be predicted, including, but not limited to, the duration and spread of the pandemic, its severity, the actions to contain the virus or treat its impact, and how quickly and to what extent normal economic and operating activities can resume. The COVID-19 pandemic could limit the ability of our customers, suppliers and business partners to perform, including third-party payers’ ability to make timely payments to us during and following the pandemic. We may also experience a shortage of laboratory supplies or a suspension of services from other laboratories or third parties. Even after the COVID-19 pandemic has subsided, we may continue to experience an adverse impact to our business as a result of its global economic impact, including any recession that has occurred or may occur in the future.

Specifically, difficult macroeconomic conditions, such as decreases in per capita income and level of disposable income, increased and prolonged unemployment or a decline in consumer confidence as a result of the COVID-19 pandemic, as well as limited or significantly reduced points of access of our tests, could have a material adverse effect on the demand for our tests. Under difficult economic conditions, consumers may seek to reduce discretionary spending by forgoing our tests. Decreased demand for our tests, particularly in the United States, could negatively affect our overall financial performance. Because a significant portion of our revenue is concentrated in the United States, where the impact of COVID-19 has been significant, the COVID-19 pandemic could have a disproportionately negative impact on our business and financial results.

There are no comparable recent events which may provide guidance as to the effect of the spread of COVID-19 and a pandemic, and, as a result, the ultimate impact of the COVID-19 pandemic or a similar health epidemic is highly uncertain and subject to change. We do not yet know the full extent of COVID-19’s impact on our business, our operations, or the global economy as a whole. However, the effects could have a material impact on our results of operations, and we will continue to monitor the situation closely.

Our actual results for the first quarter of 2020 may be different than the preliminary estimated results included elsewhere herein.

Our preliminary estimated results for the first quarter of 2020 are unaudited and subject to change as the quarter actually ends, and we close our books and complete the quarter end closing process and prepare financial statements for the quarter, including finalizing the accounting for our recent acquisition of Diploid. Preliminary estimated financial results are inherently subject to business, economic, regulatory, market, financial and competitive uncertainties and contingencies and other future events, as well as matters specific to our business, all of which are difficult to predict and many of which are beyond our control. The inclusion of preliminary estimated financial information herein should not be regarded as an indication that we consider such preliminary estimated financial information to be predictive of actual or future results, in particular in light of the COVID-19 pandemic. Actual results for the quarter may be materially different than the preliminary estimated results presented and our estimated preliminary results should not be relied upon as being necessarily indicative of actual results, and you are cautioned not to place undue reliance on this preliminary financial information. Furthermore, the preliminary financial results do not take into account any circumstances or events occurring after the date they were prepared.